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                            [BROADBAND VENTURES LOGO]
                                                                   EXHIBIT 10.24

                                                                JANUARY 23, 2004

TERAYON COMMUNICATION SYSTEMS, INC
4988 GREAT AMERICA PARKWAY
SANTA CLARA, CA 95054

Dear Zaki,

1)    INTRODUCTION

We look forward to the opportunity to use our broadband expertise to work with your organization and potentially create value for your cable modem termination system (CMTS) business unit (the "Project"). In our consulting engagements, we believe it benefits both parties to describe our respective obligations in advance and this engagement letter engages us as a consultant to your organization and is designed to provide for our mutual responsibilities during and after the consulting engagement.

2)    PROJECT SCOPE (STATEMENT OF WORK)

YAS Corporation, a Massachusetts Corporation ("YAS"), will provide to Terayon Communication Systems, Inc., a Delaware corporation ("Terayon" or "Client") the consulting and market development services in connection with the Project described in the Statement of Work attached as Annex A (the "SOW") and on the terms and conditions set forth below, in the SOW and in the Standard Engagement Terms attached as Annex B. The SOW sets forth the work to be performed and may change over time. If either you or we believe the work to be performed should be expanded, modified, or otherwise changed, the changes must be agreed to by both parties in writing.

This letter agreement is being delivered to you in duplicate. Kindly execute and return one copy of this letter which (together with annexes hereto) will constitute our agreement with respect to the subject matter of this letter.

Very truly yours,

YAS CORPORATION

By: /s/ Rouzbeh Yassini-Fard
    -------------------------------
Name: Rouzbeh Yassini-Fard
Title: President and Chief Executive Officer

Accepted and agreed to:

TERAYON COMMUNICATION SYSTEMS, INC.

By: /s/ Zaki Rakib
    -------------------------------
Name: Zaki Rakib
Title: Chief Executive Officer
Tax Identification Number of Client:

                                                                         Annex A

                                STATEMENT OF WORK

Client Project Manager is: Doug Sabella, Terayon's Chief Operating Officer

YAS Project Manager is: Rouzbeh Yassini-Fard

Executive Summary: Terayon wishes to retain YAS to assist it in identifying, establishing and implementing cable modem termination system (CMTS) product requirements for the cable market in North America and in positioning Terayon's CMTS product for deployment with major North American multiple system operators
(MSO). Terayon has selected YAS for this engagement due to its members' long tenure, knowledge and expertise in the broadband cable industry and the specific skill sets they possess in the areas that Terayon is seeking assistance.

The YAS Consulting Team dedicated on a non-exclusive basis to Terayon for the provision of the consulting and marketing development services set forth below will consist of the following five (5) individuals, subject to substitution based on monthly consulting tasks and continued affiliation with YAS:

Rouzbeh Yassini-Fard - Project Manager

Jorge SalingerDoug JonesPaul Nikolich

Frank Wimler

Nancy Devoust

1. YAS CONSULTING SERVICES

In connection with the Project, the YAS Consulting Team will provide the following consulting services and deliverables:

      a. Weekly meetings and/or conference calls with the Terayon CMTS architecture team to evaluate and advise in technology areas such as IP, Security, and NMS and other areas with the goal of further refining Terayon's CMTS product to meet the product requirement needs of the North American cable market.

      b. Help evaluate the strategic voice and data options for Terayon to drive the CMTS silicon road map.

      c. Provide assessment of overall voice and data architecture and recommend make/buy decisions for current platform components and CMTS, with the goal of reducing as much as possible the cost of the CMTS product.

      d. Assist Terayon in developing a plan to successfully parlay its expertise in RF, DOCSIS, and IP into an Intelligent Network Access company.

      e. Provide Terayon management with monthly written reports setting forth the progress in CMTS development.

2. YAS MARKETING DEVELOPMENT SERVICES

      In connection with the Project, the YAS Consulting Team will provide the following marketing development services and deliverables:

      a. Industry assessment and knock down analysis, CMTS deployment kit, and voice and data network strategy that may be utilized by Terayon to train the Terayon Sales and Marketing team on how Terayon can better, and more successfully compete in market.

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      b.    Assistance in specific U.S. account (including Comcast) planning, including sales strategy development and tactical methodologies to help assist Terayon in securing a winning value proposition. Terayon will continue to do its own customer sales efforts and YAS assistance will only be provided to members of the Terayon executive team.

      c. Assistance in developing and executing CMTS operational readiness planning with U.S. customers as reasonably required within the scope of this agreement.

      d. Work with Terayon to develop and implement a detailed voice and data customer deployment plan, including costs, for positioning the Company's strategic focus, and value proposition to cable operators.

      e. Provide monthly progress reports regarding marketing development efforts projects and have a weekly conference call with Terayon's COO and Vice President, North American Sales.

3. TERAYON RESPONSIBILITIES

Terayon will work with the YAS Consulting Team to provide resources and the information necessary for YAS to perform plan, and will, on a timely basis:

      a. Provide access to Terayon executive team and CMTS business unit management.

      b. Participate in an open and dynamic dialogue with YAS Consulting Team members to make the right strategic and operational tradeoffs.

      c. There will be no public announcement of the existence of the Letter Agreement, unless previously agreed to in writing, or as may be required by SEC or other regulatory disclosure requirements, provided that Terayon hereby agrees to provide YAS with prior written notice of disclosure of the Letter Agreement pursuant to SEC and regulatory disclosure requirements.

                                                                         ANNEX B

                            STANDARD ENGAGEMENT TERMS

1) ROLES

      a) Client Support. Client support and cooperation is in the best interests of both Client and YAS to ensure an efficient and effective assignment result. YAS' ability to provide the services set out in the SOW requires Client's good faith support and cooperation, including Client's support and cooperation in gaining access to key people and information.

      b) Timetable. YAS will use all reasonable efforts to achieve the deadlines, if any, set forth in any timetable and or dates for delivery by YAS contained in the SOW attached as Annex A to the letter agreement (the "Letter Agreement") to which this Annex B is also attached. (The Letter Agreement and all annexes thereto are referred to herein as the "Agreement.")

2) CONSULTING FEES AND EXPENSES

      a) Base Fee. In consideration of YAS' consulting services in connection with the Project, Client shall pay YAS the following fixed monthly fees:

            i)      Calendar year 2004 - $140,000 per month, with the first
                  payment on January 20, 2004 and thereafter on the first day of each month, February through December.

            ii)     Calendar year 2005 - $50,000 per month on the first day of each month, January through December.

            iii)    Calendar year 2006 - $40,000 per month on the first day of each month, January through December.

      b) Sales Commission. In consideration of YAS' marketing development services in connection with the Project, Client hereby agrees to pay YAS a commission on sales of Terayon's CMTS equipment during the term of this Agreement to the top fifteen (15) (based on number of subscribers at the time a CMTS sale is made) North American MSOs ("NA CMTS Sales"). Notwithstanding the foregoing, the parties hereby acknowledge and agree that NA CMTS Sales shall exclude any and all
            (i) CMTS sales to Adelphia and (ii) any and all CMTS sales to any successor to Adelphia's business by merger, consolidation, or sale of any or substantially all of Adelphia's assets, to the extent that any such CMTS sale is intended for deployment in a former Adelphia property. Commission payments will be calculated in accordance with the commission table set forth below and will be paid quarterly within thirty (30) days of the end of each calendar quarter during the term hereof.

                                    Cumulative Commissions Paid to
Time Period in which NA             YAS under this Agreement as of
   CMTS Sale Occurs                  the Date of a NA CMTS Sale                 Commission Rate
-----------------------             ------------------------------              ---------------
Jan '04 thru March `05              Up to $1,000,000                                 10%
                                    $1,000,001 to $2,000,000                         10%
                                    $2,000,001 to $3,000,000                         10%
                                    $3,000,001 to $4,920,000                          9%

April '05 thru Dec `05              Up to $1,000,000                                  9%
                                    $1,000,001 to $2,000,000                          9%

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
                                    $2,000,001 to $3,000,000                          9%
                                    $3,000,001 to $4,920,000                        7.5%

Jan '06 thru Dec `06                Up to $1,000,000                                  5%
                                    $1,000,001 to $2,000,000                          5%
                                    $2,000,001 to $3,000,000                          5%
                                    $3,000,001 to $4,920,000                          5%

      Terayon's obligation to pay YAS commission on NA CMTS Sales shall cease upon the earlier of (i) expiration of this Agreement or (ii) once YAS has been paid a cumulative total of $4,920,000 in sales commissions. Client's obligation to pay sales commissions shall survive the termination of this Agreement as provided in Section 7 b) below.

      c) Invoices/Expenses. YAS will send all invoices for services rendered to Client on a monthly basis to the attention of Doug Sabella, Chief Operating Officer. Payments for services rendered shall be made in the amounts and on the dates set for the in Section 2(a) above. With each invoice for services, YAS will include the amount of its travel and out-of-pocket expenses incurred in connection with the provision of services under this Letter Agreement, along with appropriate backup for such expenses, provided, YAS shall obtain Client's prior approval of YAS' travel expenses in excess $10,000 for a month during the Project. Client will reimburse YAS for all of these expenses within thirty days of the date of the invoice.

3) CONFIDENTIAL INFORMATION

      a) Client Confidential Information. YAS recognizes that in the course of performing services pursuant to the Agreement, YAS will have access to certain of Client's Confidential Information (as defined below), and YAS agrees that, without Client's prior written consent, YAS will not disclose any such Confidential Information to any third party, unless disclosure is required by law or the lawful order of a court or government agency, in which case, YAS shall notify Client of the required disclosure and reasonably cooperate with Client if Client chooses to seek a protective order maintaining the confidentiality of such information. YAS will also:

            i) disclose Client Confidential Information only to those YAS employees, consultants or agents with a need to know such information for the purposes of this Agreement and, prior to disclosing any Client Confidential Information to any such YAS employee, consultant or agent, advise such employee, consultant or agent of the confidentiality of such Confidential Information and of the restrictions contained herein regarding the disclosure and use of such Confidential Information;

            ii) use Client Confidential Information only for performing the services described in the SOW in connection with the Project;

            iii) at Client's request, or upon termination or expiration of this Agreement, promptly deliver to Client all copies of Confidential Information furnished to YAS by Client in tangible form and destroy all copies of any analyses, compilations, studies or other documents or materials prepared by YAS and embodying any Client Confidential Information, provided that YAS may retain for archival purposes a copy of any report and/or presentation and any supporting documents which YAS develops for Client and may retain a copy of such report and/or presentation and any supporting documents and use them for reference in any future consulting sales efforts.

      b) Confidential Information. "Confidential Information" means any and all tangible and intangible information hereinbefore or hereinafter provided by Client or Client representatives to YAS as

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            long as all tangible materials that disclose or embody Confidential
            Information are marked as "confidential," "proprietary" or the substantial equivalent thereof and Confidential Information that is disclosed orally or visually shall be identified by Client as confidential at the time of disclosure and is followed up with a written statement of confidentiality within thirty (30) days of disclosure, other than information which (i) may be known to YAS or any of its employees, consultants or agents prior to disclosure to YAS by Client, (ii) may at any time become available to the general public without fault of YAS, (iii) is disclosed or lawfully available to YAS by a third party with no obligation of confidentiality to Client, (iv) is disclosed by Client to third parties without restrictions on disclosure or use, or (v) is independently developed by YAS or any of its employees, consultants or agents without reference to Client's Confidential Information. YAS' obligations under this Section 3 shall survive for the three-year period following termination of its engagement under the Agreement.

      c) Use of Client Name. YAS will not use Client's name in any of its sales promotion material or activities without Client's prior written approval.

      d) Use of YAS Name. Except as may otherwise be required by law, Client agrees (i) not to publish or otherwise disclose to any third party any study, report or other material prepared for Client by YAS without the prior written consent of YAS and (ii) except for internal purposes, not to use, identify, publish or otherwise reveal YAS' name or the name of any officer, employee or consultant of YAS without the prior written consent of YAS in each instance.

4) OWNERSHIP AND LICENSE.

      a) Ownership of YAS Materials. In connection with the performance of the Project hereunder, YAS may utilize or provide certain materials and information proprietary to YAS, including, but not limited to, methods, procedures, programs, systems, inventions, know-how, software, and other information (collectively, "YAS Materials"). Client acknowledges that all right, title and interest in and to all YAS Materials is and remains the exclusive property of YAS or its licensors. Client will not, and will not allow any employee, consultant or agent of Client to, copy, reverse engineer, modify, enhance, improve and/or create derivative works of YAS Materials, or copy, reverse engineer, or retrieve or read all or any portion of the source code of the YAS Materials. In the event that Client, or any of its employees, consultants or agents modifies, enhances, improves or creates derivative works of the YAS Materials, whether or not in violation of this Agreement, Client agrees that all intellectual property rights and all ownership of any ideas, modifications, enhancements, improvements, inventions, derivative works, works of authorship, or any other suggestions it or any of its personnel proposes, creates, authors or develops relating to the YAS Materials and all embodiments thereof (collectively, "Enhancements") are hereby assigned to YAS, and Client will provide, and will use commercially reasonable efforts to cause its employees, agents, consultants and contractors to provide, all reasonable cooperation which YAS determines is reasonably necessary to accomplish the complete transfer to YAS of the Enhancements and the Intellectual Property relating thereto, including without limitation executing further assignments, consents, releases and other commercially reasonable documentation, and at YAS' expense, using its commercially reasonable efforts to provide, and to cause any such third party to provide, good faith testimony by affidavit, declaration, deposition, in-person or other proper means in support of any effort by YAS to establish, perfect or defend its rights acquired pursuant to this Agreement through prosecution of patents or other governmental recordings, registrations or filings, and through regulatory proceedings, litigation, or other means. Subject to third-party rights and Client's payment of YAS's fees and expenses for the Project, YAS grants to Client a royalty-free, fully-paid, non-exclusive and non-transferable license to use the Enhancements during the term of this Agreement and thereafter in the normal course of Client's business.

      b) Ownership of Client Materials. The parties acknowledge and agree that all right, title and interest in and to all materials and information supplied by Client for use in the performance of the Project (collectively, "Client Materials") will be owned exclusively by Client. YAS acknowledges that all

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            right, title and interest in and to all Client Materials is and remains the exclusive property of Client or its licensors. YAS will not, and will not allow any employee, consultant or agent of YAS to, copy, reverse engineer, modify, enhance, improve and/or create derivative works of Client Materials, or copy, reverse engineer, or retrieve or read all or any portion of the source code of the Client Materials. In the event that YAS, or any of its employees, consultants or agents modifies, enhances, improves or creates derivative works of the Client Materials, whether or not in violation of this Agreement, YAS agrees that all intellectual property rights and all ownership of any ideas, modifications, enhancements, improvements, inventions, derivative works, works of authorship, or any other suggestions it or any of its personnel proposes, creates, authors or develops relating to the Client Materials and all embodiments thereof (collectively, "Client Enhancements") are hereby assigned to Client, and YAS will provide, and will use commercially reasonable efforts to cause its employees, agents, consultants and contractors to provide, all reasonable cooperation which Client determines is reasonably necessary to accomplish the complete transfer to Client of the Client Enhancements and the Intellectual Property relating thereto, including without limitation executing further assignments, consents, releases and other commercially reasonable documentation, and at Client's expense, using its commercially reasonable efforts to provide, and to cause any such third party to provide, good faith testimony by affidavit, declaration, deposition, in-person or other proper means in support of any effort by Client to establish, perfect or defend its rights acquired pursuant to this Agreement through prosecution of patents or other governmental recordings, registrations or filings, and through regulatory proceedings, litigation, or other means. In addition, the performance of the Project may include reports, information and analysis as described in the SOW (collectively, "Reports") which may be created by YAS specifically for Client. All right, title and interest in and to all Reports will be owned exclusively by Client and Client shall have the right to use any such Reports for Client's own internal purposes, provided YAS does not convey nor will Client obtain any right, title, or interest in YAS Materials used, provided or developed by YAS, or obtained by Client from YAS, in the performance of YAS's services, all of which are and will at all times remain the property of YAS and Client agrees that YAS retains the right to re-use, distribute and license to any of its current and future clients or any broadband industry organizations any of its YAS Materials, Enhancements, know-how, ideas, concepts, or similar information, however characterized, whether in tangible or intangible form, and whether used by YAS in the performance of the Project or not, at any time as long as such use, distribution or license does not disclose Client's Confidential Information. Client shall not disclose any YAS Materials, or any know-how, ideas or concepts to any third parties without the prior written consent of YAS, unless required by applicable law or legal process.

5) PERSONNEL

      a) Independent Contractor. YAS' and its employees' and consultants' relationship to Client is that of an independent contractor. Nothing in this Agreement shall be deemed to create any form of partnership, principal-agent relationship, employer-employee relationship, or joint venture between the parties hereto and YAS shall have no authority to commit Client contractually, or otherwise, to any third party.

      b) Non-Solicitation, Non-Hiring. Client and YAS agree that, except as otherwise hereafter agreed in writing, each party shall not directly or indirectly, individually, or together with, or through any other person, firm, corporation, or entity: (i) during and for two (2) years after the term of this Agreement, in any manner, approach, counsel, or attempt to induce any person who is then in the employ of or an independent contractor of the other party, to leave the other party's employ or engagement, or employ, engage or attempt to employ or engage any such person.

6) INDEMNIFICATION AND LIMITATION OF LIABILITY

      a) Indemnification. Client agrees to indemnify YAS and its affiliates and respective directors, officers, employees, agents and controlling persons (YAS and each such person being hereinafter referred to as an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise and related to or arising out of YAS' engagement with Client or any services provided by YAS to Client under this Agreement ("YAS' Engagement") and will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and disbursements) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom; provided, however, if any Indemnified Party is specifically found in a final judgment by a court of competent jurisdiction to not be entitled to indemnification from Client for any loss, claim, damages, liability or expense, then that Indemnified Party shall repay to Client that portion of such Indemnified Party's expenses that had been reimbursed by Client, and that is the express subject of such final judgment.

            i)       Client will not be liable under the foregoing
                  indemnification provision to the extent that any loss, claim, damage,liability or expense is specifically found in a final judgment by a court of competent jurisdiction to have resulted from YAS' willful misconduct or gross negligence. Client also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Client related to or arising out of the YAS's Engagement except to the extent that any loss, claim, damage or liability is specifically found in a final judgment by a court of competent jurisdiction to have resulted from YAS's willful misconduct or gross negligence.

            ii)      If the indemnification of an Indemnified Party provided for herein is for any reason unavailable, Client agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is unavailable in such proportion as is appropriate to reflect the relative fault of Client, on the one hand, and YAS, on the other hand, as well as any other relevant equitable considerations.

            iii)     Client agrees that, without YAS's prior written consent,
                  Client will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought hereunder unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

      b) Covenant Not to Sue. Client agrees not to maintain any type of action and agrees not to assist in maintaining any type of action against YAS unless such action is premised on the willful misconduct or gross negligence on YAS' part.

      c) Limitation of Liability. In no event shall either party to this Agreement have any liability, obligation or responsibility for any indirect, incidental, consequential, special or exemplary damages, or damages for loss of profits, revenue, data or use, arising in any way in connection with this Agreement, including, but not limited to, damage to property, injury to persons, lost profits, or delays or inconvenience, even if such party has been advised of the possibility of such damages. To the maximum extent permitted by applicable law, YAS' liability for damages hereunder shall not exceed the amount of fees actually paid by Client to YAS under the applicable SOW from which such claim arises.

      d) Warranty Disclaimer and Limitation of Liability. YAS GIVES AND MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES TO BE PROVIDED IN CONNECTION WITH THE PROJECT. NO REPRESENTATIVE OF YAS IS AUTHORIZED TO GIVE OR MAKE ANY REPRESENTATION OR WARRANTY ON BEHALF OF YAS. WITHOUT LIMITING THE FOREGOING DISCLAIMER, NO IMPLIED WARRANTY OF MERCHANTABILITY, NO IMPLIED WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE, AND NO IMPLIED WARRANTY ARISING BY USAGE OR TRADE, COURSE OF DEALING, OR COURSE OF PERFORMANCE IS GIVEN OR MADE BY YAS OR SHALL ARISE BY OR IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, AND IN NO EVENT SHALL YAS HAVE ANY LIABILITY OR OBLIGATION WHATSOEVER IN CONNECTION WITH ANY SUCH WARRANTY. ALL SERVICES AND MATERIALS PROVIDED BY YAS UNDER THIS AGREEMENT, INCLUDING YAS MATERIALS ARE PROVIDED AS IS.

7) OTHER MATTERS

      a) Defined Terms. Terms defined elsewhere in the Agreement and not otherwise defined herein are used herein with the meanings so defined.

      b) Term and Termination. YAS' consulting engagement pursuant to this Agreement shall be in full force and effect on the date of the Letter Agreement and shall continue thereafter until December 31, 2006, unless sooner terminated as provided herein. Client may terminate YAS' consulting engagement hereunder on ten (10) days' prior written notice if Mr. Rouzbeh Yassini-Fard ceases to be employed or affiliated with YAS during the term hereof. Moreover, either party may terminate YAS' engagement under the Agreement if the other party has materially breached any of the provisions of the Agreement, on ten (10) days' prior written notice to the breaching party unless such breach shall have been cured to the reasonable satisfaction of the non breaching party within such ten (10) days. In the event of any termination by either party pursuant to the previous two (2) sentences, Client's obligation to pay YAS the fixed monthly fee in accordance with Section 2 a) above shall thereupon cease as of the effective date of such termination and YAS will make reasonable efforts to bring closure to any in-process work prior to the effective date of termination of YAS' engagement and will be paid (1) fees to the effective date of termination, pro rated for any portion of a month and (2) a prorated portion of the commission then due and payable through the effective date of the termination. Any such termination by (i) YAS or (ii) Client after the earlier of
            (A) December 31, 2004 or (B) the date on which Client becomes an approved, qualified vendor to one (1) of the top three (3) North American MSOs (excluding Adelphia) will not terminate Client's obligation to pay commissions payable in accordance with Section 2(b), provided, however, that in no event shall Client's obligation to pay YAS commissions extend beyond the scheduled expiration date of this Agreement, December 31, 2006. All out-of-pocket expenses reasonably incurred by YAS up to the effective date of termination shall also be reimbursed by Client. Client will pay YAS for any work performed by YAS at Client's request after the stated end date of YAS' engagement or after the termination of its engagement by either party at its customary rates on a time incurred basis unless otherwise agreed to by Client and Client and will reimburse YAS for all reasonable expenses incurred in connection with the performance of such work. In addition, subject to the limitation of liability in section 6, in the event of a breach of this Letter Agreement by the other party, a party hereto may seek such other legal action and other remedies as the deem appropriate. The terms and provisions of Sections 2(b) and (c), 3, 4, 5, 6 and 7 of this Agreement shall survive in accordance with their terms the expiration or termination of this Agreement by any party for any reason.

      c) Non-Assignment. Neither party shall assign its rights or delegate its duties under the Agreement without the prior written consent of the other party.

      d) Amendment, Waiver or Modification of Agreement. No provision of the Agreement shall be

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            amended, modified or waived except by written agreement executed by both parties. The Agreement contains the entire agreement of the parties as to YAS' services to Client with respect to the Project, and supersedes all prior agreements, arrangements and understandings between the parties regarding the Project.

      e) No Third Party Beneficiaries. The Agreement is made solely for the benefit of Client, YAS and the other Indemnified Parties and their respective successors, permitted assigns, heirs and personal representatives, and no other person shall acquire or have any right under or by virtue of the Agreement.

      f) Governing Law. The Agreement shall be governed by and construed under the laws of The Commonwealth of Massachusetts without reference to conflicts of laws principles.

      g) Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed to have been received by a party when actually received in the case of hand delivery or facsimile transmission with confirmed receipt, or five
            (5) days after mailing by first class mail, postage prepaid, or two
            (2) business days after being sent by reputable overnight courier service, to each party at the addresses shown below.

                  If to YAS, then to:
                  Name: Rouzbeh Yassini-Fard
                  Title: President and Chief Executive Officer
                  YAS Corporation
                  300 Brickstone Square
                  Andover, MA 01810
                  Facsimile: (978) 470-2670

                  If to the Client, then to:
                  Name: Doug Sabella
                  Chief Operating Officer
                  Terayon Communication Systems, Inc.
                  4988 Great America Parkway
                  Santa Clara, CA 95054
                  Facsimile:

      h) Dispute Resolution. In the event of a dispute, either party may submit the dispute to the Chief Executive Officer of Client and Chief Executive Officer of YAS who shall negotiate in good faith in an effort to resolve the dispute, if the Chief Executive Officers determine in good faith that resolution through continued discussions does not appear likely, the matter shall be submitted to binding arbitration. One arbitrator, provided by JAMS/ENDISPUTE and mutually acceptable to the parties, shall preside over the matter. Any such arbitration shall take place in Boston, Massachusetts and be conducted in accordance with the then existing Comprehensive Arbitration Rules and Procedures of JAMS (the "Arbitration Rules"). In any arbitration, each party shall pay its own attorneys' fees and one-half (-1/2) of the other arbitration costs, subject to final apportionment by the arbitrator. The arbitrator or mediator shall apply the law set forth herein and shall have the power to make any recommendation available at law or in equity; provided, however, that the arbitrator shall have no power to amend this Letter Agreement and the arbitrator shall have no authority to award any damages that are excluded by this Letter Agreement.

      i) Injunctive Relief. The parties agree that any breach of the provisions of this Agreement relating to intellectual property rights, confidentiality or indemnification will cause the aggrieved party irreparable harm, and that such party will be entitled to injunctive relief for such unauthorized use or breach, in addition to such other rights and remedies as may be available to it.

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